Exhibit (c)(2)

STRICTLY PRIVATE AND CONFIDENTIAL D E C EMB E R 2 4 , 2 0 1 2 PRESENTATION TO THE SPECIAL COMMITTEE

STRICTLY PRIVATE AND CONFIDENTIAL 1 CONFIDENTIAL THIS PRESENTATION WAS COMPILED AND PREPARED BY OPPENHEIMER & CO. INC. (“OPPENHEIMER”) FOR THE USE BY THE SPECIAL COMMITTEE OF SYSWIN INC. (“SYSWIN” OR THE “COMPANY”) IN CONNECTION WITH THE GOING PRIVATE TRANSACTION OF THE COMPANY PROPOSED BY MR. LIANGSHENG CHEN, CHIEF EXECUTIVE OFFICER, PRESIDENT AND DIRECTOR OF THE COMPANY (“THE TRANSACTION”) AND DOES NOT CONSTITUTE ANY RECOMMENDATION BY OPPENHEIMER TO ANY PERSON IN RESPECT OF THE TRANSACTION. THIS PRESENTATION WAS NOT COMPILED OR PREPARED WITH A VIEW TOWARD PUBLIC DISCLOSURE UNDER STATE OR FEDERAL SECURITIES LAWS OR OTHERWISE, MAY NOT BE USED FOR ANY OTHER PURPOSE OR RELIED UPON BY ANY THIRD PARTY AND MAY NOT BE SHARED WITHOUT THE EXPRESS PRIOR AUTHORIZATION OF OPPENHEIMER, EXCEPT THAT THIS PRESENTATION MAY BE INCLUDED IN ITS ENTIRETY IN THE TRANSACTION STATEMENT ON SCHEDULE 13E-3 RELATING TO THE TRANSACTION TO BE FILED WITH THE SECURITIES AND EXCHANGE COMMISSION. ALL INFORMATION UTILIZED IN PREPARING THIS PRESENTATION WAS OBTAINED FROM THE COMPANY OR PUBLIC SOURCES AND WAS RELIED UPON BY OPPENHEIMER WITHOUT (AND WITHOUT ASSUMING RESPONSIBILITY FOR) INDEPENDENT VERIFICATION AS TO THE ACCURACY OR COMPLETENESS OF SUCH INFORMATION. ANY ESTIMATES AND PROJECTIONS FOR THE COMPANY CONTAINED HEREIN HAVE BEEN SUPPLIED BY THE MANAGEMENT OF THE COMPANY, AND INVOLVE NUMEROUS AND SIGNIFICANT SUBJECTIVE DETERMINATIONS. WE HAVE RELIED UPON THE ASSURANCE BY SYSWIN MANAGEMENT, WITHOUT INDEPENDENT INVESTIGATION OR VERIFICATION, THAT SUCH ESTIMATES AND PROJECTIONS WERE REASONABLY PREPARED BY SYSWIN MANAGEMENT BASED ON THE BEST AVAILABLE INFORMATION, ESTIMATES AND JUDGMENTS OF SYSWIN MANAGEMENT AS TO THE FUTURE FINANCIAL CONDITION AND OPERATING RESULTS OF SYSWIN. THERE IS NO ASSURANCE THAT SUCH ESTIMATES AND PROJECTIONS WILL BE REALIZED. NO REPRESENTATION OR WARRANTY, EXPRESS OR IMPLIED, IS MADE AS TO THE ACCURACY OR COMPLETENESS OF SUCH INFORMATION AND NOTHING CONTAINED HEREIN IS, OR SHALL BE RELIED UPON AS, A REPRESENTATION OR WARRANTY, WHETHER AS TO THE PAST, THE PRESENT OR THE FUTURE. THIS PRESENTATION WAS NOT PREPARED FOR USE BY READERS NOT AS FAMILIAR WITH THE BUSINESS AND AFFAIRS OF THE COMPANY AS THE SPECIAL COMMITTEE OF THE COMPANY AND, ACCORDINGLY, NEITHER OPPENHEIMER NOR ITS LEGAL OR FINANCIAL ADVISORS OR ACCOUNTANTS SHALL TAKE ANY RESPONSIBILITY FOR THIS PRESENTATION IF USED BY PERSONS OTHER THAN THE SPECIAL COMMITTEE OF THE COMPANY. OPPENHEIMER ASSUMES NO OBLIGATION TO UPDATE OR OTHERWISE REVISE THIS PRESENTATION. THIS PRESENTATION DOES NOT CONSTITUTE LEGAL, REGULATORY, ACCOUNTING OR TAX ADVICE AND OPPENHEIMER IS NOT AN ADVISOR AS TO ANY OF SUCH MATTERS.

STRICTLY PRIVATE AND CONFIDENTIAL 2 Table of Contents 1 Transaction Overview 2 Historical Stock Trading Overview 3 Financial Analysis 4 Appendix

STRICTLY PRIVATE AND CONFIDENTIAL 3 1 Transaction Overview

STRICTLY PRIVATE AND CONFIDENTIAL 4 Transaction Overview Background of the Proposed Transaction > On September 7, 2012 Mr. Liangsheng Chen (“Mr. Chen”), Chief Executive Officer, President and a Director of SYSWIN Inc. (“SYSWIN” or the “Company”), presented to the Board of Directors of the Company a written preliminary non-binding proposal to acquire all of the outstanding shares of the Company not currently owned by him and his affiliates (the “Transaction”) · Proposed consideration of $0.50 per ordinary share or $2.00 per American Depositary Share (“ADS”, each ADS representing four ordinary shares) in cash · Mr. Chen and his affiliates (together, the “Acquiror”) own approximately 60% of the Company’s ordinary shares · Mr. Chen stated that he does not intend to sell his stake in the Company to a third party > On September 12, 2012, the Company’s Board of Directors established a special committee of independent directors (the “Special Committee”) to evaluate Mr. Chen’s proposal > On October 15, 2012, the Special Committee announced that it has retained Oppenheimer & Co. Inc. (“Oppenheimer”) as its financial advisor and Cleary Gottlieb Steen & Hamilton LLP as its United States legal counsel. > On December 21, 2012, the Acqurior increased the offer price to $0.5125 per ordinary share and $2.05 per ADS. > The Special Committee did not ask Oppenheimer to conduct a market check

STRICTLY PRIVATE AND CONFIDENTIAL 5 Transaction Overview Overview of Selected Transaction Terms Selected Transaction Terms Structure > Reverse triangular merger where a Cayman Islands subsidiary (the “Merger Sub”), wholly-owned by a British Virgin Islands company wholly owned by the Acquiror (the “Parent”), merges with and into SYSWIN, with SYSWIN as the surviving entity Merger Consideration > $0.5125 cash per ordinary share (“Share”) and $2.05 per American Depositary Share (“ADS”, each representing four Shares), other than Shares and ADSs beneficially owned by the Parent and Mr. Chen Financing > Both parties to use best efforts to ensure SYSWIN has available cash of at least $25.6 million at closing · $15.6 million currently available, and an additional $10.0 million to be made available pending government agencies approvals · If less than $25.6 million is expected to be available at closing, the Parent shall arrange to obtain backup financing as promptly as possible > Parent to provide $15.5 million Certain Deal Protections > SYSWIN no-shop, subject to exercise of the fiduciary duties of SYSWIN Board of Directors in connection with an unsolicited Superior Proposal > Five business day “Notice Period” for the Parent and Merger Sub to negotiate adjustments to the terms and conditions of the Transaction so that any such Superior Proposal ceases to constitute a Superior Proposal Certain Closing Conditions > No SYSWIN material adverse effect > SYSWIN shareholder approval in accordance with Cayman Companies Law > Other customary conditions Specific Performance > Each party is entitled to seek specific performance Termination > $1.0 million termination fee plus expenses incurred up to a maximum of $500,000 payable by SYSWIN in the event of termination due to (i) a breach by the Company, (ii) entry into an agreement with respect to a Superior Proposal, or (iii) a change in recommendation of the Board of Directors > $2.0 million termination fee plus expenses incurred up to a maximum of $500,000 payable by the Parent in the event of termination due to (i) a breach by the Parent or Merger Sub, or (ii) a failure to close within five business days of closing conditions being met Source: Draft Agreement and Plan of Merger dated December 21, 2012.

STRICTLY PRIVATE AND CONFIDENTIAL

OPPENHEIMER Transaction Overview

Implied Transaction Statistics [1]

($ in millions, except per share values)

	Closing ADS Price	Pre-Announcement (9/6/12)	Current (12/21/12)	Offer
Price per ADS		**$1.60**	**$1.85**	**$2.05**
Implied Price per Share		$0.4000	$0.4625	$0.5125
Premium / (Discount) to:				
Closing ADS Price (12/21/12)	$1.85	*(13.5%)*	–	*10.8%*
1-Day Prior to Announcement	1.60	–	*15.6%*	*28.1%*
52-Week High	2.19	*(26.9%)*	*(15.5%)*	*(6.4%)*
52-Week Low	0.61	*160.9%*	*201.6%*	*234.3%*
Fully Diluted ADSs Outstanding [2]		48.3	48.3	48.3
Fully Diluted Shares Outstanding [2]		193.3	193.3	193.3
Implied Equity Value		**$77.3**	**$89.4**	**$99.1**
Plus: Debt @ 11/30/12 [3]		0.0	0.0	0.0
Less: Cash @ 11/30/12 [3]		(70.3)	(70.3)	(70.3)
Implied Enterprise Value		**$7.0**	**$19.1**	**$28.8**
Founder Shares % [4]		*58.4%*	*58.4%*	*58.4%*
Acquired % [4]		*41.6%*	*41.6%*	*41.6%*
Transaction Value		**$32.2**	**$37.2**	**$41.2**

	Financial Statistic [3]	Implied Multiples		
Enterprise Value / EBITDA				
LTM (11/30/2012)	$0.1	57.8x	157.0x	236.4x
2012E	4.3	1.6	4.5	6.7
2013E	4.0	1.8	4.8	7.3
2014E	5.0	1.4	3.8	5.7

(1) Each ADS represents four Shares of the Company. ADSs outstanding figures reflect total outstanding Shares of the Company.
(2) Based on basic and diluted Shares outstanding of 193.3 million (or 48.3 million ADSs) as of 11/30/12, per draft Agreement and Plan of Merger dated December 21, 2012. The Company had no outstanding options, warrants or other equity derivatives, per Company management as of December 20, 2012.
(3) Financial figures presented per Company management as of December 20, 2012.
(4) Founder Shares defined as those beneficially owned by Acquiror, consisting of approximately 58.4% of the Company's equity, per draft Agreement and Plan of Merger dated December 21, 2012.

6

STRICTLY PRIVATE AND CONFIDENTIAL 7 2 Historical Stock Trading Overview

STRICTLY PRIVATE AND CONFIDENTIAL 8 Historical Stock Trading Overview One-Year Historical Price / Volume 0.0mm 0.1mm 0.2mm 0.3mm 0.4mm 0.5mm 0.6mm 0.00 0.50 1.00 1.50 2.00 $2.50 Dec-11 Jan-12 Feb-12 Mar-12 Apr-12 May-12 Jun-12 Jul-12 Aug-12 Sep-12 Oct-12 Nov-12 Dec-12 Syswin Inc. (NYSE:SYSW) - Volume Syswin Inc. (NYSE:SYSW) - Share Pricing SYSWIN Inc. Announces Receipt of "Going Private" Proposal at $2.00 per ADS SYSWIN Receives Continued Listing Standard Notice from the NYSE SYSWIN Inc. Announces Fourth Quarter and Full Year 2011 Unaudited Financial Results SYSWIN Announces $2 million Senior Management's Share Repurchase Program SYSWIN Regained Compliance with NYSE Continued Listing Standards SYSWIN Inc. Announces First Quarter 2012 Unaudited Financial Results SYSWIN Announces Second Quarter and First Half 2012 Unaudited Financial Results SYSWIN Announces Third Quarter and Nine Months Ended 9/30/12 Unaudited Financial Results Source: S&P Capital IQ, as of December 21, 2012.

STRICTLY PRIVATE AND CONFIDENTIAL 9 Historical Stock Trading Overview One Year Historical Trading Histograms Trailing 3 Months Volume Traded Trailing 6 Months Volume Traded $1.40 - 1.54 $1.54 - 1.67 $1.67 - 1.81 $1.81 - 1.95 0% 10% 20% 30% 40% 50% 60% 70% 80% Volume 0.3% 4.3% 47.6% 47.8% Avg. Daily Vol 5,877 Avg. Trading Price $1.85 + $1.05 - 1.27 $1.27 - 1.50 $1.50 - 1.73 $1.73 - 1.95 0% 10% 20% 30% 40% 50% 60% 70% 80% Volume 9.6% 16.8% 32.7% 40.9% Avg. Daily Vol 7,441 Avg. Trading Price $1.65 + Trailing 9 Months Volume Traded Trailing 1 Year Volume Traded $0.78 - 1.07 $1.07 - 1.37 $1.37 - 1.66 $1.66 - 1.95 0% 10% 20% 30% 40% 50% 60% 70% 80% Volume 44.6% 22.5% 19.9% 12.9% Avg. Daily Vol 20,348 Avg. Trading Price $1.49 + $0.62 - 0.95 $0.95 - 1.29 $1.29 - 1.62 $1.62 - 1.95 0% 10% 20% 30% 40% 50% 60% 70% 80% Volume 63.5% 17.0% 12.0% 7.6% Avg. Daily Vol 31,287 Avg. Trading Price $1.36 + Source: FactSet, as of December 21, 2012. Based on daily volume traded and average daily high-low prices.

STRICTLY PRIVATE AND CONFIDENTIAL 10 Historical Stock Trading Overview Historical Stock Performance vs. Selected Companies since IPO Dec-1 0 Jan-11 Feb-11 Mar-11 Apr-11 May-11 Jun-11 Jul-11 Aug-11 Sep-11 Oct-11 Nov-11 Dec-11 Jan-12 Feb-12 Mar-12 Apr-12 May-12 Jun-12 Jul-12 Aug-12 Sep-12 Oct-12 Nov-12 Dec-12 0 20 40 60 80 100 120 140 160 SYSWIN Inc. China Real Estate Companies North American Property Services Source: FactSet, as of December 21, 2012.

STRICTLY PRIVATE AND CONFIDENTIAL 11 Historical Stock Trading Overview Ownership Analysis Institutional Ownership Ownership Summary Institutional Holders Shares (1) Percent Hillhouse Capital Management Ltd. 1,800,000 3.7% Royce & Associates, LLC 1,641,525 3.4% Morgan Stanley & Co. Llc 410,238 0.8% Renaissance Technology Corp. 119,800 0.2% California Public Employees' Retirement System 61,900 0.1% Wedbush Securities, Inc. 30,000 0.1% Citigroup Inc. 14,091 0.0% UBS Global Asset Management 3,555 0.0% Morgan Stanley Smith Barney LLC 775 0.0% Total Institutional Ownership 4,081,884 8.4% Ownership Shares (1) Percent Total Institutional Ownership 4,081,884 8.4% Other Insiders 35,693,117 73.9% Retail 8,543,749 17.7% Shares Outstanding 48,318,750 100.0% Institutional Holders 8% Mr. Chen 58% Other Insiders 16% Retai l 18% Insider Ownership Insiders Shares (1) Percent Brilliant Strategy Limited (Mr. Liangsheng Chen) 28,224,367 58.4% CDH Investments 7,468,750 15.5% Total Insiders Ownership 35,693,117 73.9% Source: S&P Capital IQ, SYSWIN 2011 20-F and draft Agreement and Plan of Merger dated December 21, 2012. (1) Share count figures represent number of equivalent ADSs. Each ADS represents four Shares of the Company.

STRICTLY PRIVATE AND CONFIDENTIAL 12 3 Financial Analysis

STRICTLY PRIVATE AND CONFIDENTIAL 13 Financial Analysis SYSWIN Inc. Financial Projections ($ in millions, except per share values) LTM FYE 12/31 2010 2011 11/30/2012 2012E 2013E 2014E 2015E 2016E 2017E Net Revenue $100.9 $95.4 $83.1 $83.5 $94.9 $113.1 $132.0 $148.9 $162.3 % Growth - (5.5%) - (12.5%) 13.8% 19.1% 16.7% 12.8% 9.0% COGS $31.7 $49.3 $47.2 $45.8 $52.0 $61.9 $72.9 $83.5 $91.8 % of Revenue 31.4% 51.6% 56.7% 54.9% 54.7% 54.7% 55.2% 56.1% 56.6% % Growth y/y - 55.4% - (7.0%) 13.4% 19.1% 17.8% 14.5% 10.0% Gross Profit $69.2 $46.1 $36.0 $37.6 $43.0 $51.2 $59.1 $65.5 $70.5 % Margin 68.6% 48.4% 43.3% 45.1% 45.3% 45.3% 44.8% 43.9% 43.4% SG&A $24.3 $41.9 $39.5 $36.7 $41.0 $48.3 $55.9 $62.9 $68.2 % of Revenue 24.1% 44.0% 47.6% 44.0% 43.2% 42.7% 42.3% 42.2% 42.0% % Growth y/y - 72.3% - (12.3%) 11.7% 17.7% 15.7% 12.5% 8.5% Operating Income $45.4 $4.9 ($3.4) $0.9 $1.9 $2.9 $3.2 $2.6 $2.3 % Margin 45.0% 5.1% (4.0%) 1.1% 2.0% 2.6% 2.4% 1.7% 1.4% % Growth y/y - (89.3%) - (81.7%) 114.7% 52.1% 8.7% (18.9%) (12.8%) D&A $1.8 $3.2 $3.5 $3.4 $2.0 $2.1 $2.4 $2.5 $2.7 % of Revenue 1.8% 3.4% 4.2% 4.1% 2.1% 1.9% 1.8% 1.7% 1.6% EBITDA $47.2 $8.1 $0.1 $4.3 $4.0 $5.0 $5.6 $5.1 $4.9 % Margin 46.8% 8.5% 0.1% 5.1% 4.2% 4.5% 4.2% 3.4% 3.0% % Growth y/y - (82.8%) - (47.1%) (7.8%) 27.4% 10.7% (8.6%) (3.5%) Adjusted EPS (1) $0.76 ($0.00) ($0.07) $0.02 $0.05 $0.07 $0.07 $0.06 $0.06 % Growth y/y - N/M - N/M 102.5% 31.9% 6.1% (13.2%) (7.1%) Capital Expenditures $8.1 $3.0 $5.6 $7.3 $3.0 $2.6 $2.6 $2.7 $2.8 % of Revenue 8.1% 3.1% 6.7% 8.8% 3.2% 2.3% 2.0% 1.8% 1.7% Net Working Capital $26.2 $35.1 $37.6 $39.0 $38.6 $40.9 $44.2 $44.4 $45.9 % of Revenue 26.0% 36.8% 45.2% 46.7% 40.7% 36.1% 33.5% 29.8% 28.3% Change in NWC - $8.9 - $3.9 ($0.4) $2.3 $3.3 $0.2 $1.5 Source: Per Company management as of December 20, 2012. (1) Per ADS figures. 2010 through 2012E figures adjusted for one-time government grants and other income and expenses related to reimbursement from ADS depositary.

STRICTLY PRIVATE AND CONFIDENTIAL 14 Financial Analysis Financial Analysis Summary (1) ($ per share value) Per ADS / Per Share Reference Range $1.74 per ADS $1.97 per ADS $1.74 per ADS $1.61 per ADS $0.61 per ADS $1.85 per ADS $2.15 per ADS $1.86 per ADS $1.97 per ADS $2.19 per ADS $0.000 $0.125 $0.250 $0.375 $0.500 $0.625 $0.750 Selected Companies Analysis Selected Precedent Transactions Analysis 52-Week Trading Range Discounted Cash Flow Analysis Premiums Paid Analysis Current Share Price: $1.85 per ADS Offer Price: $2.05 per ADS Share Price Pre-Announcement: $1.60 per ADS $0.00 $0.50 $1.00 $1.50 $2.00 $2.50 $3.00 Per ADS Per Share For Informational Purposes Only (1) Each ADS represents four Shares of the Company.

STRICTLY PRIVATE AND CONFIDENTIAL

OPPENHEIMER Financial Analysis

Financial Analysis Details

($ per share value)

Selected Company Analysis

	Financial Statistic [1]	Multiple Range [2] Low	Multiple Range [2] High	Enterprise Value Low	Enterprise Value High	Equity Value [3] Low	Equity Value [3] High	Per ADS Amount [4] Low	Per ADS Amount [4] High
CY2012E EBITDA	$4.3	3.6x	4.8x	$15.3	$20.7	$85.6	$91.0	$1.77	$1.88
CY2013E EBITDA	4.0	3.4	4.6	13.4	18.1	83.7	88.4	1.73	1.83
CY2014E EBITDA	5.0	2.6	3.6	13.3	18.0	83.5	88.2	1.73	1.83
Implied Reference Range								$1.74	$1.85

Transaction Analysis

	Financial Statistic [1]	Multiple Range [2] Low	Multiple Range [2] High	Enterprise Value Low	Enterprise Value High	Equity Value [3] Low	Equity Value [3] High	Per ADS Amount [4] Low	Per ADS Amount [4] High
CY2012E EBITDA	$4.3	5.8x	7.8x	$24.8	$33.5	$95.0	$103.8	$1.97	$2.15
Implied Reference Range								$1.97	$2.15

Discounted Cash Flow Analysis

	Discount Rate Low	Discount Rate High	Exit Multiple Low	Exit Multiple High	Equity Value [3] Low	Equity Value [3] High	Per ADS Amount [4] Low	Per ADS Amount [4] High
Assumptions	15.4%	17.4%	6.0x	8.0x	$84.0	$90.0	$1.74	$1.86
Implied Reference Range							$1.74	$1.86

Premiums Paid Analysis - For Informational Purposes Only

	Share Price [5]	Premium Range [6] Low	Premium Range [6] High	Per ADS Amount Low	Per ADS Amount High
1-Day Prior	$1.60	12.6%	33.2%	$1.80	$2.13
1-Week Prior	$1.35	15.9%	42.9%	1.56	1.93
4-Weeks Prior	$1.24	18.1%	50.0%	1.46	1.86
Implied Reference Range				$1.61	$1.97

(1) Financial figures presented per Company management as of December 20, 2012.
(2) Based on median multiples +/- 15.0%.
(3) Based on estimated net cash of $70.3 million at 11/30/12, per Company management as of December 20, 2012.
(4) Based on basic and fully diluted shares outstanding of 193.3 million (or 48.3 million ADS), as of November 30, 2012. The Company had no outstanding options, warrants or other equity derivatives, per Company management as of December 20, 2012.
(5) Closing stock price for periods prior to 9/7/12, the date of initial announcement of Mr. Chen's proposal.
(6) Range represents minimum to maximum transaction premiums.

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STRICTLY PRIVATE AND CONFIDENTIAL

OPPENHEIMER Financial Analysis

Selected Companies Analysis

($ in millions, except per share values)

Company	Ticker	Price [1] 12/21/12	52 - Week High	52 - Week Low	Market Value [2]	Firm Value [3]	Firm Value / EBITDA CY12E	CY13E	CY14E	Historical EBITDA Margins CY10	CY11	LTM [5]
China HGS Real Estate Inc.	HGSH	$ 3.15	$ 3.28	$ 0.24	$142	$142	NA	NA	NA	41%	33%	18%
China Housing and Land Development, Inc.	CHLN	$ 1.33	$ 2.06	$ 0.91	$47	$235	NA	NA	NA	17%	10%	10%
E-House (China) Holdings Limited	EJ	$ 3.64	$ 7.61	$ 3.37	$434	$259	NM	4.4x	3.1x	22%	(3%)	(16%)
IFM Investments Limited	CTC	$ 1.91	$ 2.94	$ 0.87	$28	$9	NA	NA	NA	(27%)	(50%)	(14%)
SouFun Holdings Ltd.	SFUN	$ 24.46	$ 20.40	$ 11.19	$2,104	$2,310	11.6x	9.8x	8.5x	36%	42%	45%
Xinyuan Real Estate Co., Ltd.	XIN	$ 3.33	$ 3.95	$ 1.70	$243	$51	NA	NA	NA	19%	23%	23%
Hopefluent Group Holdings Ltd.	SEHK:733	$ 0.35	$ 0.33	$ 0.15	$164	$136	4.2x	3.5x	3.1x	23%	16%	17%
Midland Holdings Ltd.	SEHK:1200	$ 0.48	$ 0.69	$ 0.43	$341	$183	4.2x	3.5x	2.9x	18%	7%	4%
Median					**$203**	**$162**	**4.2x**	**4.0x**	**3.1x**	**21%**	**13%**	**13%**
SYSWIN	SYSW	$ 1.85	$ 2.19	$ 0.61	$89	$19	4.5x	4.8x	3.8x	47%	8%	0%

Source: Historical financials from company filings and S&P Capital IQ; 2012E-2014E financials from Bloomberg estimates.

(1) Stock price and Bloomberg estimates as of December 21, 2012.

(2) Shares outstanding and market value reflect fully diluted shares calculated using treasury stock method for options and warrants and as-converted method for in-the-money convertibles.

(3) Firm value equals market value plus debt and preferreds less cash.

(4) EPS adjusted for unusual and non-recurring items.

(5) Figures represent (I) LTM 6/30/12 for China HGS Real Estate Inc., Hopefluent Group Holdings Ltd. And Midland Holdings Ltd., (II) LTM 11/30/12 for SYSWIN and (III) LTM 9/30/12 for rest of companies shown.

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STRICTLY PRIVATE AND CONFIDENTIAL 17 Financial Analysis Selected Precedent Transactions Analysis ($ in millions, except per share values) Closed Implied TEV / Date Company Acquiror TEV LTM EBITDA Oct-12 Hersing Corp. Ltd. Chua Wah Eng Harry, Chairman $148.2 8.2x Apr-12 China Real Estate Information Corporation E-House (China) Holdings Limited 308.3 4.8x Dec-11 Central Bingo Group Limited Shi Feng Ling 106.1 14.6x Nov-11 Marsh & Parsons Limited LSL Property Services Plc 79.7 6.8x May-11 King Sturge LLP Jones Lang LaSalle Incorporated 319.0 7.5x Nov-10 Mutiara Goodyear Development Bhd ATIS Corp Bhd 116.9 N/M May-10 Los Portales SA Grupo ICA 58.1 6.9x Feb-10 Sansiri pcl TS Star Co Ltd 413.3 4.3x Median $132.6 6.9x Source: Press releases and company filings.

STRICTLY PRIVATE AND CONFIDENTIAL

OPPENHEIMER Financial Analysis

Discounted Cash Flows Analysis [1]

($ in millions, except per share values)

Free Cash Flow Calculation

	Projected				
FYE 12/31	2013	2014	2015	2016	2017
Revenue	$94.9	$113.1	$132.0	$148.9	$162.3
% Growth	*13.8%*	*19.1%*	*16.7%*	*12.8%*	*9.0%*
EBITDA	$4.0	$5.0	$5.6	$5.1	$4.9
% Margin	*4.2%*	*4.5%*	*4.2%*	*3.4%*	*3.0%*
Less: Depreciation & Amortization	(2.0)	(2.1)	(2.4)	(2.5)	(2.7)
EBIT	$1.9	$2.9	$3.2	$2.6	$2.3
Less: Cash Taxes @ 25.0%	(0.5)	(0.7)	(0.8)	(0.6)	(0.6)
Unlevered After-Tax Income	$1.4	$2.2	$2.4	$1.9	$1.7
Plus: Depreciation & Amortization	$2.0	$2.1	$2.4	$2.5	$2.7
Less: Capital Expenditures	(3.0)	(2.6)	(2.6)	(2.7)	(2.8)
Less: Change in Net Working Capital	0.4	(2.3)	(3.3)	(0.2)	(1.5)
Unlevered Free Cash Flow	**$0.8**	**($0.6)**	**($1.1)**	**$1.5**	**$0.1**

Price per ADS Calculation

Exit Multiple	6.0x			7.0x			8.0x		
Discount Rate [2]	15.4%	16.4%	17.4%	15.4%	16.4%	17.4%	15.4%	16.4%	17.4%
Discounted Cash Flows 2013 - 2017	$0.5	$0.5	$0.4	$0.5	$0.5	$0.4	$0.5	$0.5	$0.4
Discounted Terminal Value (2017)	14.4	13.8	13.2	16.8	16.1	15.5	19.2	18.4	17.7
Enterprise Value	**$14.9**	**$14.3**	**$13.7**	**$17.3**	**$16.6**	**$15.9**	**$19.7**	**$18.9**	**$18.1**
Less: 11/30/12 Debt	-	-	-	-	-	-	-	-	-
Plus: 11/30/12 Cash	70.3	70.3	70.3	70.3	70.3	70.3	70.3	70.3	70.3
Equity Value	**$85.2**	**$84.6**	**$84.0**	**$87.6**	**$86.9**	**$86.2**	**$90.0**	**$89.2**	**$88.4**
Fully Diluted ADS Outstanding	48.3	48.3	48.3	48.3	48.3	48.3	48.3	48.3	48.3
Price per ADS	**$1.76**	**$1.75**	**$1.74**	**$1.81**	**$1.80**	**$1.78**	**$1.86**	**$1.85**	**$1.83**

(1) Projections provided by Company management as of December 20, 2012. Valuation based on date of 12/31/12.
(2) Discount rate range of 15.4% to 17.4% based on weighted average cost of capital analysis.

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STRICTLY PRIVATE AND CONFIDENTIAL 19 Financial Analysis Premiums Paid Overview ($ in millions, except per share values) > Premiums paid statistics include selected latest announced and completed U.S. listed Chinese companies “Going Private” transactions announced since October 2010 with: · Transaction consideration: All cash · 12 transactions total 1 Day 1 Week 4 Weeks Average High 33.2% 42.9% 50.0% 42.0% Median 23.3% 26.7% 24.3% 24.8% Low 12.6% 15.9% 18.1% 15.5% Low High Low High 1-Day Prior $1.60 12.6% 33.2% $1.80 $2.13 1-Week Prior $1.35 15.9% 42.9% $1.56 $1.93 4-Weeks Prior $1.24 18.1% 50.0% $1.46 $1.86 $1.61 $1.97 Premiums Prior to Announcement (%) Premium Range Per Share Amount Financial Statistic Implied Reference Range Premium Paid Analysis Source: S&P Capital IQ.

STRICTLY PRIVATE AND CONFIDENTIAL 20 4 Appendix

STRICTLY PRIVATE AND CONFIDENTIAL

OPPENHEIMER Appendix

Weighted Average Cost of Capital (WACC) Analysis

($ in millions, except per share values)

Key Assumptions

Risk Free Rate [1]	2.6%	Marginal Tax Rate	25.0%
Market Risk Premium [2]	6.6%	Cost of Target Debt	8.0%
Equity Size Premium [3]	8.9%		

Selected Company	Levered Beta [4]	Mkt. Value of Equity [5]	Book Value of Debt	Book Val. Preferred	BV Debt / MV of Equity	BV Pref. / MV Equity	BV Debt Pref. / Mkt. Cap	Unlevered Beta [6]
China HGS Real Estate Inc.	0.578	$142.0	$1.8	$-	1.3%	-	1.3%	0.573
China Housing and Land Development, Ir	1.241	46.7	198.3	-	425.0%	-	81.0%	0.296
E-House (China) Holdings Limited	1.596	433.5	-	-	-	-	-	1.596
IFM Investments Limited	1.037	28.3	10.7	-	37.7%	-	27.4%	0.808
SouFun Holdings Ltd.	1.410	2,103.7	351.3	-	16.7%	-	14.3%	1.253
Xinyuan Real Estate Co., Ltd.	1.208	243.0	250.7	-	103.2%	-	50.8%	0.681
Hopefluent Group Holdings Ltd.	0.888	163.6	10.0	-	6.1%	-	5.8%	0.849
Midland Holdings LTd.	1.055	341.1	-	-	-	-	-	1.055
Industry Median	**1.132**	**203.3**	**10.3**	**-**	**11.4%**	**-**	**10.0%**	**0.829**

Cost of Equity Calculation [7]	
Unlevered Beta	0.829
Industry BV Debt/MV Equity	11.4%
Industry BV Preferred/MV Equity	0.0%
Levered Beta	0.900
Risk Free Rate	2.6%
Market Risk Premium	6.6%
Equity Size Premium	8.9%
Cost of Equity	**17.5%**

WACC Calculation [5]	
Industry BV Debt/MV Equity	11.4%
Industry BV Debt/Total Market Capitalization	10.0%
Industry MV Equity/Total Market Capitalization	90.0%
After-Tax Cost of Debt	6.0%
Cost of Equity	17.5%
WACC	**16.4%**

(1) Source: Bloomberg. 20-year interpolated U.S. Treasury bond yield, as of December 21, 2012.
(2) Source: Ibbotson Associates, SBBI 2012 Yearbook. Equal to historical "Long-horizon expected equity risk premium" of 6.62%.
(3) Source: Ibbotson Associates, SBBI 2012 Yearbook. Equity size premium equal to 8.93% for companies with market capitalizations between $86.9 million and $128.7 million.
(4) Source: Bloomberg. 3-year weekly adjusted beta as of December 21, 2012.
(5) Based on closing prices as of December 21, 2012.
(6) Unlevered beta calculated as levered beta / [1 + (BV Debt / MV of Equity) * (1 – Marginal Tax Rate)].
(7) Assumes industry median capital structure represents optimal capital structure.

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